UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2010

DELEK US HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32868	52-2319066
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7102 Commerce Way Brentwood, Tennessee	37027
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 771-6701

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 28, 2010, the registrant, Delek US Holdings, Inc. (the “Company”) executed an amended and restated term promissory note in the principal amount of $44 million (the “Amended Petroleum Note”) with Delek Petroleum, Ltd., an Israeli corporation (”Petroleum”). Petroleum is the beneficial owner of approximately 73% of the Company’s common stock. The Amended Petroleum Note replaces the $65 million term promissory note with Petroleum dated September 29, 2009. The Company prepaid $21 million of principal outstanding on the original note in July 2010.

The Amended Petroleum Note extends the maturity of the debt from October 1, 2010 until January 1, 2012 and requires the Company to make quarterly interest payments prior to maturity. Interest on the unpaid balance of the Amended Petroleum Note will be computed at a rate per annum equal to 8.25% (net of withholding taxes). The payment of the principal and interest on the Amended Petroleum Note may be accelerated upon the occurrence and continuance of customary events of default. The Company is responsible for the payment of any withholding taxes due on interest payments.

The Amended Petroleum Note was approved by the Audit Committee of the Company’s Board of Directors on September 16, 2010 in accordance with the Company’s policies for related party transactions.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above for a description of the Amended Petroleum Note.

Item 9.01 Financial Statements and Exhibits

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Shell company transactions.

Not applicable.

(d)	Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 4, 2010

DELEK US HOLDINGS, INC.

By: /s/ Mark B. Cox
Name: Mark B. Cox
Title: EVP / Chief Financial Officer